Exhibit 10.2

FORM OF

PERFORMANCE SHARE UNIT AWARD AGREEMENT

To:

Effective February 20, 2008 (the “Grant Date”), and subject to (i) the terms and conditions of the IPC Holdings, Ltd. (the “Company”) 2007 Incentive Plan (the “Plan”), as supplemented by this Award Agreement, and (ii) the terms and conditions of any employment agreement between you and the Company, as in effect from time to time, an award (the “Award”) of [            ] performance share units is hereby granted to you, which represents $[            ] divided by the closing price of the Company’s Common Shares two trading days following the release of the Company’s results in respect of the fiscal year immediately preceding this Award. This Award will be denominated in Common Shares. A copy of the Plan is available at the Company’s principal executive offices, which at the date hereof are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. Any capitalized term used in this Award Agreement and not defined herein shall have the meaning set forth in the Plan.

1.	Lock-In. As determined by the Committee in its discretion, during February of each of 2009, 2010 and 2011, one-third of the Award, which represents a target award of performance share units, will be multiplied by the result of the performance criteria set forth on Exhibit A hereto and the resulting number of performance share units (as described under Section 2.9 of the Plan) will be set aside for you as of the date of such determination (each, a “Lock-In Date”), provided you are still employed by the Company on the applicable Lock-In Date. The transfer restrictions on each such award of performance share units will generally lapse on the third anniversary of the Grant Date, provided you are still employed by the Company as of such date or (b) any earlier date as described under Section 2.9 or Section 3.5 of the Plan or the Award Agreement evidencing the grant of such performance share units.

2.	Non-Transferability of Award. The Award is non-transferable as provided in Section 3.4 of the Plan.

3.	Payment of Award. On or about the date, if any, that the restrictions on such performance share units lapse, the Committee in its sole discretion may settle the value by the issue or transfer of actual Common Shares, or payment in cash or a combination of cash and Common Shares based on the value of Common Shares, in accordance with Section 2.9 of the Plan. In addition to the foregoing, as illustrated in Exhibit A hereto, if certain measures are exceeded, a portion of the performance share units will be held as cash in a bookkeeping account for your benefit and shall be deferred for five years from the applicable Lock-In Date.

4.	Agreement to Furnish Information. At or prior to the time of vesting of the Award, you agree to furnish such information as the Committee may in its discretion deem necessary or advisable to assure compliance by the Company with the provisions of any applicable legal requirements.

5.	Governing Law. This Award Agreement shall be construed and its provisions enforced and administered in accordance with laws of Bermuda.

IPC Holdings, Ltd.		Accepted and agreed:

By:
Name:
Title: